Exhibit 8.1

ESCROW AGREEMENT

FOR SECURITIES OFFERING

THIS ESCROW AGREEMENT, dated as of ______ (“Escrow Agreement”), is by and between SI Securities, LLC, a New York limited liability company (“SI Securities”), Basil Street Café, Inc., a Delaware corporation (“Issuer”), and The Bryn Mawr Trust Company of Delaware, a Delaware entity, as Escrow Agent hereunder (“Escrow Agent” and, together with SI Securities and Issuer, the “parties” and each a “party”).

BACKGROUND

A.          Issuer has engaged SI Securities to offer for sale (the “Offering”) the Securities (as defined below) on a “best efforts” basis pursuant to that certain Issuer Agreement by and between Issuer and SI Securities entered into as of February 9, 2021 (the “Issuer Agreement”).

B.          The Issuer Agreement provides, among other things, that each subscriber to the Securities (a “Subscriber” and, collectively, the “Subscribers”) will be required to submit full payment for their respective Investment (as defined below) at the time such Subscriber enters into a Subscription Agreement (as defined below).

C.          Accordingly, and in satisfaction of the requirements of the Issuer Agreement and the Subscription Agreement (as defined below), Issuer and SI Securities wish to engage the services of Escrow Agent to  act as escrow agent and open and operate Escrow Account (as defined below) in accordance with the terms of this Escrow Agreement and Escrow Agent has agreed to the same.

STATEMENT OF AGREEMENT

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.          Definitions.  In addition to the terms defined above, the following terms shall have the following meanings when used herein:

“Business Days” means days when banks are open for business in the State of Delaware.

“Escrow Account” means the non interest-bearing escrow account to be established in the name of Issuer by Escrow Agent for the purposes of this Agreement.

“Escrow Funds” means the amount standing from time to time to the credit of the Escrow Account.

“Expiration Date” means the date that is one year from the qualification of the Offering by the Commission (as informed to Escrow Agent in writing by SI Securities).

“Investment” means the dollar amount of the Securities purchased (or proposed to be purchased) by a Subscriber.

“Minimum Offering” has the meaning set forth in Exhibit A attached hereto.

“Minimum Offering Notice” means a written notification, signed by SI Securities, pursuant to which the SI Securities shall represent that, to its actual knowledge, (i) the Minimum Offering has been achieved, (ii) investors have successfully passed ID, KYC, AML, OFAC, and suitability screening, and (iii) the Issuer has completed all actions required by the Issuer Agreement at the time of the applicable closing.

“Securities” means those certain securities subscribed for by Subscribers, pursuant to the Subscription Agreement (as defined below).

“Subscription Accounting” means an accounting prepared and updated from time to time (in each case, with copies promptly provided to Escrow Agent for their information) by SI Securities of all subscriptions for the Securities received for the Offering as of the date of such accounting, indicating for each subscription the Subscriber’s name, social security number and address, the number and total purchase price of subscribed Securities, the date of receipt of the Investment, and notations of any nonpayment of the Investment submitted with such subscription, any withdrawal of such subscription by the Subscriber, any rejection of such subscription by Issuer, or other termination, for whatever reason, of such subscription.

“Subscription Agreement” means each agreement between Issuer and a Subscriber pursuant to which such Subscriber agrees to purchase Securities from Issuer in the Offering.

2.          Appointment of and Acceptance by Escrow Agent.  The other parties hereto hereby appoint Escrow Agent to serve as escrow agent hereunder, and Escrow Agent hereby accepts such appointment in accordance with the terms of this Escrow Agreement.  Escrow Agent hereby agrees to hold the Escrow Funds pursuant to the terms of this Agreement.

3.          Deposits into Escrow.

a.          SI Securities will procure that all Escrow Funds are delivered via Automated Clearing House (“ACH”) transfer from SI Securities to the account specified in Exhibit A attached hereto. Wire and/or ACH transfer instructions are subject to change, and may differ if funds are being sent from an international account. In the event these instructions change they will be updated and provided by Escrow Agent to SI Securities. Investments received by Issuer shall be transmitted promptly in compliance with Rule 15c2-4 promulgated under the Securities Exchange Act of 1934, as amended.

Each such deposit shall be accompanied by a Subscription Accounting and any other information reasonably requested by Escrow Agent, as the case may be.

ESCROW AGENT ACKNOWLEDGES THAT ALL ESCROW FUNDS SHALL REMAIN THE PROPERTY OF THE SUBSCRIBERS ACCORDING TO THEIR RESPECTIVE INTERESTS AND SHALL NOT BE SUBJECT TO ANY LIEN OR CHARGE BY ESCROW AGENT OR BY JUDGMENT OR CREDITORS’ CLAIMS AGAINST ISSUER UNTIL RELEASED IN ACCORDANCE WITH SECTION 4(a) HEREOF.

b.          The parties hereto understand and agree that all Escrow Funds shall be held until disbursed in accordance with Section 4 hereof.

Escrow Agent shall have no obligation to cross-check, confirm or monitor whether Escrow Funds correlate exactly to any particular Investment; however, in the event that amounts received are inconsistent with an accompanying Subscription Accounting, Escrow Agent shall notify the parties hereto of such fact and await joint written instruction from Issuer and SI Securities regarding such Escrow Funds.

4.          Disbursements of Escrow Funds.

a.          Completion of Offering.  Subject to the provisions of Section 10 hereof, Escrow Agent shall pay to Issuer the balance of the Escrow Funds, by wire or ACH transfer, no later than one (1) business day following receipt of the following documents:

(1)	A Minimum Offering Notice; and

(2)	Instruction Letter (as defined below).

Escrow Agent shall disburse the Escrow Funds to Issuer by wire or ACH transfer from the Escrow Account in accordance with written instructions signed by SI Securities as to the disbursement of such funds (the “Instruction Letter”) in accordance with this Section 4(a).

After the initial disbursement of Escrow Funds to Issuer pursuant to this Section 4(a), Escrow Agent shall pay to Issuer any additional Escrow Funds received  no later than one (1) business day after receipt thereof.

It is understood that any wire or ACH transaction must comply with U. S law.  However, Escrow Agent is not responsible for errors in the completion, accuracy, or timeliness of any transfer properly initiated by Escrow Agent in accordance with joint written instructions occasioned by the acts or omissions of any third party financial institution or a party to the transaction, or the insufficiency or lack of availability of your funds on deposit in an external account.

b.          Rejection of Any Subscription or Termination of the Offering.  Escrow Agent acknowledges that Issuer and SI Securities may jointly instruct it to return funds to SI Securities or directly to Subscribers in connection with the rejection of any Subscription or the termination of the Offering; Escrow Agent shall process such instruction promptly upon receipt by Escrow Agent of a written direction in connection therewith signed by Issuer and SI Securities.

c.          Expiration of Offering Period.  Notwithstanding anything to the contrary contained herein, if Escrow Agent shall not have received a Minimum Offering Notice on or before the Expiration Date, or the offering has been sooner terminated by Issuer and Escrow Agent has been informed in writing thereof by Issuer, Escrow Agent shall, without any further instruction or direction from SI Securities or Issuer, promptly return to each Subscriber, by ACH or wire transfer, the Investment made by such Subscriber.

5.          Suspension of Performance or Disbursement Into Court.  If, at any time, (i) there shall exist any dispute between or among SI Securities, Issuer, Escrow Agent, any Subscriber or any other person with respect to the holding or disposition of all or any portion of the Escrow Funds or any other obligations of Escrow Agent hereunder, or (ii) if at any time Escrow Agent is unable to determine (including by requesting written direction from Issuer and/or SI Securities), to Escrow Agent’s reasonable satisfaction, the proper disposition of all or any portion of the Escrow Funds or Escrow Agent’s proper actions with respect to its obligations hereunder, or (iii) if SI Securities and Issuer have not, within thirty (30) days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 7 hereof, appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its reasonable discretion, take either or both of the following actions:

a.          suspend the performance of any of its obligations (including without  limitation any disbursement obligations) under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be); and

b.          petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court the Escrow Funds for holding and disposition in accordance with the instructions of such court.

Escrow Agent shall have no liability to Issuer, any Subscriber or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Funds or any delay in or with respect to any other action required or requested of Escrow Agent.

6.          Escrow Funds.   Escrow Agent will not commingle Escrow Funds received by it in escrow with funds of others and shall not invest such Escrow Funds.

7.          Resignation of Escrow Agent.  Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving thirty (30) days prior written notice to SI Securities and Issuer specifying a date when such resignation shall take effect.  Upon any such notice of resignation, SI Securities and Issuer jointly shall appoint a successor Escrow Agent hereunder prior to the effective date of such resignation.  The retiring Escrow Agent shall transmit all records pertaining to the Escrow Funds and shall pay all Escrow Funds to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable. After any retiring Escrow Agent’s resignation, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement.  Any corporation or association into which Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of Escrow Agent’s corporate trust line of business may be transferred, shall be Escrow Agent under this Escrow Agreement without further act.

8.          Liability of Escrow Agent.

a.          Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied.  Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement, including without limitation the Subscription Agreement.  Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to Issuer or any Subscriber. Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrow Funds in accordance with the terms of this Escrow Agreement.  Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein.  Escrow Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same.  In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages (including, but not limited to, lost profits), even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.  Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Funds, any account in which Escrow Funds are deposited, this Escrow Agreement or the Subscription Agreement, or to appear in, prosecute or defend any such legal action or proceeding.  Without limiting the generality of the foregoing, Escrow Agent shall not be responsible for or required to enforce any of the terms or conditions of the Subscription Agreement or any other agreement between Issuer and any Subscriber (together, “Financing Agreements”).  Escrow Agent shall not be responsible or liable in any manner for the performance by Issuer or any Subscriber of their respective obligations under any Financing Agreements nor shall Escrow Agent be responsible or liable in any manner for the failure of Issuer or any third party (including any Subscriber) to honor any of the provisions of this Escrow Agreement.  Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any reasonable liability whatsoever in acting in accordance with the reasonable opinion or instruction of such counsel.  Issuer shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel.

b.          Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any competent court in the United States with jurisdiction with respect to the Escrow Funds.  If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, Escrow Agent is authorized, in its reasonable discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated. Notwithstanding the foregoing, Escrow Agent shall provide Issuer and SI Securities with immediate notice of any such court order or similar demand and the opportunity to interpose an objection or obtain a protective order.

9.          Indemnification of Escrow Agent.  From and at all times after the date of this Escrow Agreement, Issuer shall, to the fullest extent permitted by law, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the “Indemnified Parties”) against any and all losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys’ fees, costs and expenses) (“Liabilities”) incurred by any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to, and shall defend the Indemnified Parties against, any claim (whether or not valid), demand, suit, action or proceeding (including any inquiry or investigation, “Claims”)) by any third party, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such Claims; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any Liabilities finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the gross negligence or willful misconduct of any Indemnified Party.  Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any Claims brought or asserted against it, and the reasonable fees of such counsel shall be paid upon demand by Issuer.  The obligations of Issuer under this Section 9 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent.

10.          Compensation to Escrow Agent.

a.          Fees and Expenses.  SI Securities shall compensate Escrow Agent for its services hereunder in accordance with Exhibit A attached hereto and, in addition, shall reimburse Escrow Agent for all of its reasonable pre-approved out-of-pocket expenses, including attorneys’ fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. The additional provisions and information set forth on Exhibit A are hereby incorporated by this reference and form a part of this Escrow Agreement.  All of the compensation and reimbursement obligations set forth in this Section 10 shall be payable by SI Securities upon demand by Escrow Agent. The obligations of SI Securities under this Section 10 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent.

b.          Disbursements from Escrow Funds to Pay Escrow Agent.  Escrow Agent is authorized to and may disburse from time to time, to itself or to any Indemnified Party from the Escrow Funds (but only to the extent of Issuer’s rights thereto), the amount of any compensation and reimbursement of out-of-pocket expenses due and payable hereunder (including any amount to which Escrow Agent or any Indemnified Party is entitled to seek indemnification pursuant to Section 9 hereof).  Escrow Agent shall notify Issuer of any disbursement from the Escrow Funds to itself or to any Indemnified Party in respect of any compensation or reimbursement hereunder and shall furnish to Issuer copies of all related invoices and other statements.

c.          Security and Offset.  Issuer hereby grants to Escrow Agent and the Indemnified Parties a security interest in and lien upon the Escrow Funds (to the extent of Issuer’s rights thereto) to secure all obligations hereunder, and Escrow Agent and the Indemnified Parties shall have the right to offset the amount of any compensation or reimbursement due any of them hereunder (including any claim for indemnification pursuant to Section 9 hereof) against the Escrow Funds (but only to the extent of Issuer’s rights thereto.)  If for any reason the Escrow Funds available to Escrow Agent and the Indemnified Parties pursuant to such security interest or right of offset are insufficient to cover such compensation and reimbursement, Issuer shall promptly pay such amounts to Escrow Agent and the Indemnified Parties upon receipt of an itemized invoice.

11.          Representations and Warranties.

a.          Each party hereto respectively makes the following representations and warranties to Escrow Agent:

(1)          It is a corporation or limited liability company duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization, and has full power and authority to execute and deliver this Escrow Agreement and to perform its obligations hereunder.

(2)          This Escrow Agreement has been duly approved by all necessary corporate action, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes its valid and binding agreement, enforceable in accordance with its terms.

(3)          The execution, delivery, and performance of this Escrow Agreement will not violate, conflict with, or cause a default under its articles of incorporation, articles of organization or bylaws, operating agreement or other organizational documents, as applicable, any applicable law or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement to which it  is a party or any of its property is subject.  The execution, delivery and performance of this Escrow Agreement is consistent with and accurately described in the Subscription Agreement.

(4)          No representation or implication shall be made by the Issuer that Escrow Agent has investigated the desirability or advisability of investment in the Securities or has approved, endorsed or passed upon the merits of the investment therein and the name of Escrow Agent has not and shall not be used in any manner in connection with the offer or sale of the Securities other than to state that Escrow Agent has agreed to serve as escrow agent for the limited purposes set forth herein.

(5)          All of its representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any deposit to or disbursement from the Escrow Funds.

b.          Issuer further represents and warrants to Escrow Agent that, to its knowledge, no party other than the parties hereto and the prospective Subscribers have, or shall have, any lien, claim or security interest in the Escrow Funds or any part thereof; provided, however, that following completion of the Offering the Escrow Funds may be subject to a general lien on and security interest in the assets of Issuer in favor of Issuer’s secured creditors (the “Permitted Liens”).  To Issuer’s knowledge, no financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof, other than with respect to Permitted Liens.

c.          SI Securities further represents and warrants to Escrow Agent that the deposit with Escrow Agent by SI Securities of Investments pursuant to Section 3 hereof shall be deemed a representation and warranty by SI Securities that such Investment represents a bona fide sale to the Subscriber described therein of the amount of the Securities set forth therein, subject to and in accordance with the terms of the Subscription Agreement.

12.          Identifying Information.  Issuer and SI Securities acknowledge that a portion of the identifying information set forth on Exhibit A is being requested by Escrow Agent in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”).  To help the United States’ government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a Trust, or other legal entity, we ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

13.          Consent to Jurisdiction and Venue.  In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Escrow Agreement, the parties hereto agree that the United States District Court for the State of Delaware shall have the sole and exclusive jurisdiction over any such proceeding.  If such court lacks federal subject matter jurisdiction, the parties agree that the Circuit Court in and for State of Delaware shall have sole and exclusive jurisdiction.  Any of these courts shall be proper venue for any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue.  The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.

14.          Notice.  All notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be deemed to have been given when the writing is delivered if given or delivered by hand, overnight delivery service or facsimile transmitter (with confirmed receipt) to the address or facsimile number set forth on Exhibit A hereto, or to such other address as each party may designate for itself by like notice, and shall be deemed to have been given on the date deposited in the mail, if mailed, by first-class, registered or certified mail, postage prepaid, addressed as set forth on Exhibit A hereto, or to such other address as each party may designate for itself by like notice.

15.          Amendment or Waiver.  This Escrow Agreement may be changed, waived, discharged or terminated only by a writing signed by SI Securities, Issuer, and Escrow Agent.  No delay or omission by any party in exercising any right with respect hereto shall operate as a waiver.  A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

16.          Severability.  To the extent any provision of this Escrow Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Escrow Agreement.

17.          Governing Law.  This Escrow Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

18.          Entire Agreement.  This Escrow Agreement constitutes the entire agreement between the parties relating to the acceptance, collection, holding, investment and disbursement of the Escrow Funds and sets forth in their entirety the obligations and duties of Escrow Agent with respect to the Escrow Funds.

19.          Binding Effect.  All of the terms of this Escrow Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of SI Securities, Issuer and Escrow Agent.

20.          Execution in Counterparts.  This Escrow Agreement may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement.

21.          Termination.  Upon the first to occur of the disbursement of all amounts in the Escrow Funds following the completion of the Offering or deposit of all amounts in the Escrow Funds into court pursuant to Section 5 or Section 8 hereof, this Escrow Agreement shall terminate and Escrow Agent shall have no further obligation or liability whatsoever with respect to this Escrow Agreement or the Escrow Funds.

22.          Dealings.  Escrow Agent and any stockholder, director, officer or employee of Escrow Agent may buy, sell, and deal in any of the securities of Issuer and become pecuniarily interested in any transaction in which Issuer may be interested, and contract and lend money to Issuer and otherwise act as fully and freely as though it were not Escrow Agent under this Escrow Agreement.  Nothing herein shall preclude Escrow Agent from acting in any other capacity for Issuer or any other entity.

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed under seal as of the date first above written.

BASIL STREET CAFÉ, INC.

By:

Name:

Title:

THE BRYN MAWR TRUST COMPANY OF DELAWARE, as Escrow Agent

By:

Name:	Robert W. Eaddy

Title:	President

SI SECURITIES, LLC

By:

Name:	Ryan M. Feit

Title:	CEO

EXHIBIT A

1.	Definitions:	“Minimum Offering” means $______________ of the Securities (including both offline and online investments through SI Securities or otherwise).

2.	Offering Type:	“Regulation A”

3.	ACH/Wire instructions:

		Bank Name	Bryn Mawr Trust Company

		Address	801 Lancaster Ave,
Bryn Mawr PA 19010

		Routing Number	031908485

		Account Number	069-6964

		Account Name	Trust Funds

		Further Instructions	SeedInvest – Basil Street Café

4.	Escrow Agent Fees.

	Escrow Administration Fee:	$100.00 for each break letter after the first four $750.00 escrow account fee

The fees quoted in this schedule apply to services ordinarily rendered in the administration of an Escrow Account and are subject to reasonable adjustment based when Escrow Agent is called upon to undertake unusual services in addition to and not contemplated in this Escrow Agreement, including, but not limited to, document amendments and revisions, and legal fees, will be billed as extraordinary expenses.

Unless otherwise indicated, the above fees relate to the establishment of one escrow account.  Additional sub-accounts governed by the same Escrow Agreement may incur an additional charge.  Transaction costs include charges for wire transfers, internal transfers and securities transactions.

5.	Notice Addresses.

If to Issuer at:

ATTN:
Telephone:
E-mail:

If to the Escrow
Agent at:	The Bryn Mawr Trust Company
20 Montchanin Road, Suite 100
Greenville, DE 19807
ATTN: Robert W. Eaddy
Telephone: 302-798-1792
E-mail: readdy@bmtc.com

If to SI Securities at:	SI Securities, LLC
222 Broadway, 19th Fl.
New York, NY 10038
ATTN: Ryan M. Feit
Telephone: 646.291.2161 ext. 700
Email: ryan@seedinvest.com